                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT [ ]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]

--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              Analog Devices, Inc.
                (Name of Registrant as Specified In Its Charter)


                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                              ANALOG DEVICES, INC.

                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON MARCH 11, 1997

To the Stockholders:


     The 1997 Annual Meeting of Stockholders of Analog Devices, Inc. (the "Company") will be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026 on Tuesday, March 11, 1997 at 10:00 a.m. (Local Time) to consider and act upon the following matters:


          1. To elect three members of the Board of Directors to serve as Class I Directors for a term of three years.

          2. To approve an amendment to the Company's Articles of Organization increasing the number of authorized shares of Common Stock from 450,000,000 to 600,000,000 shares.

          3. To ratify the selection by the Board of Directors of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending November 1, 1997.

          4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Stockholders of record at the close of business on January 24, 1997 will be entitled to notice of and to vote at the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's Common Stock.

     All stockholders are cordially invited to attend the meeting.

                                            By order of the Board of Directors,

                                            PAUL P. BROUNTAS, Clerk

Norwood, Massachusetts

February 7, 1997


     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE
ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                              ANALOG DEVICES, INC.

                               ONE TECHNOLOGY WAY
                       NORWOOD, MASSACHUSETTS 02062-9106

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 11, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Analog Devices, Inc. (the "Company") for use at the 1997 Annual Meeting of Stockholders to be held on March 11, 1997 and at any adjournment of that meeting (the "Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the proposals set forth in the Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by giving written notice to that effect to the Clerk of the Company.


     On January 24, 1997, the record date for the determination of stockholders entitled to notice of and to vote at the meeting, there were outstanding and entitled to vote an aggregate of 159,857,258 shares of Common Stock of the Company, $.16 2/3 par value per share ("Common Stock"). Stockholders are entitled to one vote per share.



     The Company's Annual Report for the fiscal year ended November 2, 1996 is being mailed to stockholders concurrently with this Notice and Proxy Statement on or about February 7, 1997.


     All share and per share price information set forth in this Proxy Statement has been restated to give effect to the four-for-three stock split effected as a 33 1/3% Common Stock dividend declared on December 3, 1996 and distributed by the Company on January 6, 1997 to stockholders of record December 16, 1996.

VOTING SECURITIES AND VOTES REQUIRED

     The affirmative vote of the holders of a plurality of the votes cast at the Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required for the approval of the proposed amendment to the Company's Articles of Organization. The affirmative vote of the holders of a majority of the shares of Common Stock present or represented and voting at the Meeting is required for the approval of other matters to be voted upon.

     Shares of Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and also will not be counted as votes cast or shares voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as otherwise indicated, the following table sets forth information, as of December 31, 1996, regarding the ownership of the Company's Common Stock by (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors and executive officers of the Company as a group:

                                                              SHARES OF       PERCENTAGE
                                                               COMMON             OF
                                                                STOCK           COMMON
                                                            BENEFICIALLY         STOCK
                   NAME OF BENEFICIAL OWNER+                  OWNED(1)      OUTSTANDING(2)
     -----------------------------------------------------  -------------   ---------------
     Directors, Nominees for Director and Executive
       Officers:
          John L. Doyle...................................       48,499(3)      *
          Jerald G. Fishman...............................      124,128(4)      *
          Samuel H. Fuller................................       10,500(5)      *
          Charles O. Holliday, Jr. .......................      --              *
          Philip L. Lowe..................................       71,420(6)      *
          Gordon C. McKeague..............................       60,499(7)      *
          Joel Moses......................................       29,164(8)      *
          Ray Stata.......................................    2,915,493(9)        1.8%
          Lester C. Thurow................................       55,679(10)     *
          David D. French.................................      111,565(11)     *
          Brian P. McAloon................................       91,964(12)     *
          Joseph E. McDonough.............................       85,105         *
     All directors and officers as a group (19 persons)...    4,052,469(13)       2.5%

---------------

  + There were, to the Company's knowledge, no stockholders who held five percent or more of the outstanding shares of Common Stock of the Company as of December 31, 1996.

  * Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

 (1) The number of shares of Common Stock beneficially owned by each person is determined under rules promulgated by the Securities and Exchange Commission (the "Commission"). Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power, and also includes any shares which the person has the right to acquire within 60 days after December 31, 1996. Unless otherwise indicated, each person referred to above has sole voting and investment power with respect to the shares listed. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

 (2) Number of shares deemed outstanding includes 159,479,013 shares outstanding as of December 31, 1996, plus any shares subject to options held by the person in question that are currently exercisable or exercisable within 60 days after December 31, 1996.

 (3) Includes options for the purchase of 45,500 shares of Common Stock which are exercisable within 60 days after December 31, 1996, and 2,999 shares held in a Family Trust of which Mr. Doyle is co-trustee.

 (4) Includes options for the purchase of 119,999 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

 (5) Includes options for the purchase of 10,500 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

 (6) Includes options for the purchase of 45,500 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

 (7) Includes options for the purchase of 30,500 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

 (8) Excludes 270 shares of Common Stock held by Mr. Moses' wife, as to which Mr. Moses disclaims beneficial ownership. Includes options held by Mr. Moses for the purchase of 25,167 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

 (9) Excludes 622,815 shares of Common Stock held by Mr. Stata's wife, as to which Mr. Stata disclaims beneficial ownership. Includes 2,329,465 shares of Common Stock held in charitable lead trusts. Also includes options for the purchase of 66,667 shares of Common Stock held by Mr. Stata which are exercisable within 60 days after December 31, 1996.

(10) Includes options for the purchase of 35,500 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

(11) Includes options for the purchase of 30,000 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

(12) Includes options for the purchase of 10,002 shares of Common Stock which are exercisable within 60 days after December 31, 1996.

(13) Includes options for the purchase of 508,335 shares of Common Stock held by nine officers and six outside directors which are exercisable within 60 days after December 31, 1996.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors is divided into three classes, two of which consist of three directors each (Class I and Class III) and one of which consists of two directors (Class II). One class of directors is elected each year to serve for a three year term. Class II Directors were elected at the 1995 Annual Meeting of Stockholders; Class III Directors were elected at the 1996 Annual Meeting of Stockholders; and Class I Directors will be elected at the Meeting. In each case, members of each class will hold office until their successors have been duly elected and qualified.

     Two of the nominees for Class I Directors, Messrs. Moses and Thurow, are presently serving as directors of the Company. Mr. Moses has been a director of the Company since 1982 and Mr. Thurow has been a director since 1988. Mr. Lowe, who has been a director since 1973, has informed the Board that he will retire from the Board at the end of his current term and therefore will not be standing for re-election to the Board and the Board has nominated Mr. Charles O. Holliday, Jr. to fill Mr. Lowe's Board vacancy. The persons named in the enclosed proxy will vote for the election of each of the nominees for Class I Directors unless the proxy is marked otherwise or unless one or more nominees are unable or unwilling to serve. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors or the Board of Directors may reduce the number of directors.

     The following table sets forth the name, age, length of service as a director of each member of the Board of Directors, including the nominees for Class I Directors, information given by each concerning all positions he holds with the Company, his principal occupation and business experience for the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, directly or indirectly, as of December 31, 1996, appears under the heading "Security Ownership of Certain Beneficial Owners and Management."

                         NOMINEES FOR CLASS I DIRECTORS
                 (TERMS WILL EXPIRE AT THE 2000 ANNUAL MEETING)

     JOEL MOSES, age 55, has been a director of the Company since 1982. Mr. Moses has been Provost of the Massachusetts Institute of Technology since June 1995. Mr. Moses was the Dean of the School of Engineering at the Massachusetts Institute of Technology from January 1991 to June 1995. He has been the D.C. Jackson Professor of Computer Science and Engineering at the Massachusetts Institute of Technology since September 1989 and was a Visiting Professor of Business Administration at Harvard University from September 1989 to June 1990. Mr. Moses was the Head of the Department of Electrical Engineering and Computer Science at the Massachusetts Institute of Technology from 1981 to 1989. Mr. Moses serves as a director of Coltec Industries, Inc.

     LESTER C. THUROW, age 58, has been a director of the Company since 1988. He is a Professor of Management and Economics at the Massachusetts Institute of Technology and, from 1987 to 1993, was the Dean of the Sloan School of Management at the Massachusetts Institute of Technology. Mr. Thurow serves as a director of Grupo Casa Autrey S.A. de CV and E*TRADE Group, Inc.


     CHARLES O. HOLLIDAY, JR., age 48, has been an Executive Vice President and member of the Office of the Chief Executive of E. I. du Pont de Nemours and Company ("DuPont") and an Executive Vice President of DuPont since October 1995 and Chairman of the Board of Directors of DuPont Asia Pacific, Ltd. ("DuPont Asia Pacific") since July 1995. Mr. Holliday served as President of DuPont Asia Pacific from November 1990 to October 1995. He was a Senior Vice President of DuPont from November 1992 to October 1995. From 1970 through November 1990, Mr. Holliday served in a number of positions with DuPont, including Vice President of DuPont Asia Pacific and global business manager of certain product lines. Mr. Holliday serves as a director of DuPont Photomasks, Inc.


                               CLASS II DIRECTORS
                   (TERMS EXPIRE AT THE 1998 ANNUAL MEETING)

     JERALD G. FISHMAN, age 51, has been a director of the Company since 1991. Mr. Fishman has been the President and Chief Executive Officer of the Company since November 1996 and he served as President and Chief Operating Officer of the Company from November 1991 to November 1996. Mr. Fishman served as Executive Vice President of the Company from 1988 to November 1991. He served as the Group Vice President-Components of the Company from 1982 to 1988. Mr. Fishman serves as a director of Aware, Inc., Kollmorgen Corporation and SQA, Inc.

     GORDON C. MCKEAGUE, age 70, has been a director of the Company since 1977. Mr. McKeague is self-employed. He was formerly employed by Amoco Corporation from 1957 to 1990, most recently as Vice President of Corporate Development, Amoco Technology Company.

                              CLASS III DIRECTORS
                   (TERMS EXPIRE AT THE 1999 ANNUAL MEETING)

     JOHN L. DOYLE, age 65, has been a director of the Company since 1987. Mr. Doyle is retired. He was employed formerly by the Hewlett-Packard Company where he served as the Executive Vice President of Business Development from 1988 through 1991; Executive Vice President, Systems Technology Sector from 1986 to 1988; Executive Vice President, Information Systems and Networks from 1984 to 1986; and Vice President, Research and Development, from 1981 to 1984. Mr. Doyle was Co-Chief Executive Officer of Hexcel Corp. from July 1993 to December 1993. Hexcel Corp. filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code in December 1993. Mr. Doyle serves as a director of DuPont Photomasks, Inc., Silicon Valley Research, Inc. and Xilinx, Inc.

     SAMUEL H. FULLER, age 50, has been a director of the Company since 1994. Mr. Fuller has served as the Chief Scientist and Vice President of Technical Strategy of Digital Equipment Corporation since January 1996. He was the Vice President of Research of Digital Equipment Corporation from 1983 to January 1996. Mr. Fuller is a member of the National Academy of Engineering and an IEEE Fellow. Mr. Fuller serves as a director of INSO Corporation.

     RAY STATA, age 62, has been a director of the Company since 1965. He has served as the Chairman of the Board of Directors since 1973, as Chief Executive Officer from 1973 to November 1996 and as the President of the Company from 1971 to November 1991. Mr. Stata serves as a director of INSO Corporation and Open Market, Inc.

BOARD AND COMMITTEE MEETINGS

     The Company has a standing Audit Committee which held four meetings during fiscal 1996. The members of the Audit Committee during fiscal 1996 were Messrs. Doyle, Lowe, McKeague and Moses. The principal functions of the Audit Committee are to make recommendations to the Board of Directors regarding the selection, retention and termination, if necessary, of the Company's independent auditors; review the arrangements for and scope of the independent audits and the results of each audit; review the Company's internal auditing procedures; review any significant changes in accounting principles of the Company and any unusual, non-operating and/or non-recurring items; and review the compensation paid to the Company's independent auditors.

     The Company has a standing Compensation Committee, composed of Messrs. McKeague, Thurow and Fuller, which held two meetings during fiscal 1996. The principal function of the Compensation Committee is to make recommendations to the Board of Directors as to compensation arrangements, including the granting of stock options and restricted stock awards to employees of the Company.

     The Company established a standing Nominating Committee in June 1996, composed of Messrs. Doyle, Fuller and Stata, which held two meetings during fiscal 1996. The principal functions of the Nominating Committee are to nominate persons to serve as members of the Company's Board of Directors, to recommend directors to serve on the various Board Committees and to recommend a successor to the chief executive officer whenever a vacancy occurs for any reason. The Nominating Committee will consider for nomination to the Board of Directors candidates suggested by stockholders, provided that such recommendations are delivered to the Company, with an appropriate biographical summary, no later than the deadline for submission of stockholder proposals. See "Deadline for Submission of Stockholder Proposals for the 1998 Annual Meeting."

     During fiscal 1996, the Board of Directors of the Company held seven meetings. All directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and of all committees of the Board on which they respectively served.

DIRECTORS' COMPENSATION

     Directors who are not employees of the Company earn directors' fees of $20,000 per year, plus $2,500 ($1,500 for fiscal 1996) for attendance at each meeting of the Board and $1,000 for each committee meeting. For fiscal 1996, Mr. Doyle earned $36,500, Mr. Keague earned $35,500, Mr. Fuller earned $34,500, Mr. Lowe earned $33,500 and Messrs. Moses and Thurow each earned $29,500 in directors' fees.

     Directors who are not employees of the Company ("Nonemployee Directors") are entitled to participate in the Company's 1994 Director Stock Option Plan ("1994 Director Plan"). The 1994 Director Plan provides for the grant of an option for the purchase of 10,500 shares of Common Stock to each Nonemployee Director on December 7, 1994, or the date thereafter that the Nonemployee Director is first elected as a director, and the grant of three additional options for the purchase of 10,500 shares on each of the succeeding three anniversaries of the option grant date. Each option granted under the 1994 Director Plan has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and becomes exercisable, subject to the optionee's continued service as a director of the Company, on a cumulative basis in three equal annual installments on the succeeding three anniversaries of the date of grant. On December 7, 1996, each of the Nonemployee Directors was granted an option for the purchase of 10,500 shares of Common Stock, at an exercise price of $25.41 per share. As of December 31, 1996, unexpired options for the purchase of a total of 189,000 shares of Common Stock have been granted under the 1994 Director Plan.

     Each current Nonemployee Director received a one-time stock option grant under the Company's 1992 Director Stock Option Plan ("1992 Director Plan") for the purchase, at the fair market value on the date of grant, of 30,000 shares of Common Stock of the Company. The 1992 Director Plan terminated upon the adoption of the 1994 Director Plan by the stockholders at the 1995 Annual Meeting of Stockholders. Each option granted under the 1992 Director Plan becomes exercisable, subject to the optionee's continued service as a director of the Company, on a cumulative basis in three equal annual installments on each of the third, fourth and fifth anniversaries of the date of grant.

TRANSACTIONS WITH DIRECTORS

     In September 1991, the Company retained John L. Doyle, a director, as a consultant at such time and for such services as determined by the Chairman of the Company. Mr. Doyle receives $3,250 for each day of consulting services under this arrangement. During fiscal year 1996, Mr. Doyle received $72,213 for his consulting services to the Company.


     The Company purchases certain products form DuPont. Mr. Holliday, a nominee for election to the Board of Directors of the Company, is an Executive Vice President and member of the Office of the Chief Executive of DuPont. During fiscal 1996, the Company purchased an aggregate of approximately $650,000 of products from DuPont and its affiliates.


EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years paid to Mr. Stata who served as the Company's Chief Executive Officer through the last business day of fiscal 1996 and the Company's four other most highly compensated executive officers who were serving as executive officers on the last business day of fiscal 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                   -----------------------
                                               ANNUAL COMPENSATION                         AWARDS
                                   --------------------------------------------    -----------------------
                                                                      OTHER        RESTRICTED
                                                                     ANNUAL           STOCK       OPTIONS/      ALL OTHER
            NAME AND                        SALARY      BONUS     COMPENSATION       AWARDS         SARS      COMPENSATION
       PRINCIPAL POSITION           YEAR    ($)(1)     ($)(1)        ($)(2)          ($)(3)        (#)(4)        ($)(5)
---------------------------------  ------   -------    -------    -------------    -----------    --------    -------------
Ray Stata                           1996    595,350    680,419             0               0      200,000         87,618
  Chairman of the Board             1995    630,611    566,830             0               0      270,000         10,500
  and Chief Executive Officer(6)    1994    592,125    427,968             0               0      240,000         10,500
Jerald G. Fishman                   1996    621,596    710,453        52,845               0      300,000 (7)     90,913
  President and Chief               1995    610,569    549,110             0               0      270,000 (7)      1,161
  Operating Officer(6)              1994    573,287    414,589             0               0      240,000 (7)     10,500
Brian P. McAloon                    1996    310,475    236,569        11,997         325,000       40,000         37,813
  Vice President, Sales             1995    297,922    185,160             0               0      105,000         10,500
                                    1994    278,784    138,212             0         211,250       45,000         10,500
Joseph E. McDonough                 1996    283,541    216,051         9,872         325,000       40,000         34,159
  Vice President, Finance           1995    261,172    163,193             0               0       90,000         10,500
  and Chief Financial Officer       1994    237,202    120,018             0         211,250       30,000         12,841
David D. French                     1996    232,017    154,688           511         325,000       30,000         26,590
  Vice President and                1995         --         --            --              --           --             --
  General Manager, Computer         1994         --         --            --              --           --             --
  Products Division(8)

---------------

(1) Amounts shown represent compensation earned by the Named Executive Officers in the fiscal years presented, including amounts contributed at the election of these officers to the Company's defined and deferred contribution plans.

(2) Amounts shown as "Other Annual Compensation" represent interest earned by the Named Executive Officers at "above market" rates on deferred compensation for each fiscal year.


(3) The value of restricted stock awards was determined by multiplying the fair market value of the Company's Common Stock on the date of grant by the number of shares awarded. As of the end of fiscal 1996, the number and value of aggregate restricted stock holdings were as follows: 80,000 shares ($1,612,800) by Mr. McAloon, 80,000 shares ($1,612,800) by Mr. McDonough and 80,000 shares ($1,612,800) by Mr. French.


(4) Each option has an exercise price equal to the fair market value of the Company's Common Stock on the date of grant and, generally, becomes exercisable, subject to the optionee's continued service as an employee of the Company, in three equal installments, on a cumulative basis on the third, fourth and fifth anniversaries of the date of grant (except as set forth in note (7) below).

(5) Amounts shown as "All Other Compensation" are amounts contributed or accrued by the Company for each fiscal year for the Named Executive Officers under the Company's retirement arrangements.

(6) Mr. Stata served as the Company's Chief Executive Officer through the last business day of fiscal 1996, after which Mr. Fishman became the Company's Chief Executive Officer.

(7) Option is not exercisable until the fifth anniversary of the date of grant.

(8) Mr. French was elected an executive officer of the Company effective March 12, 1996. Salary reflected in the table includes compensation paid to Mr. French in all capacities during fiscal 1996.

OPTION GRANT TABLE

     The following table sets forth certain information regarding options granted during fiscal year 1996 by the Company to the Named Executive Officers:

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                        INDIVIDUAL GRANTS
                           ---------------------------------------------------------------------------
                                       PERCENT OF                               POTENTIAL REALIZABLE
                                          TOTAL                                       VALUE AT
                           NUMBER OF    OPTIONS/                                   ASSUMED ANNUAL
                           SECURITIES     SARS                                     RATES OF STOCK
                           UNDERLYING    GRANTED                                 PRICE APPRECIATION
                            OPTIONS/       TO        EXERCISE                        FOR OPTION
                              SARS      EMPLOYEES    OR BASE                           TERM(4)
                            GRANTED     IN FISCAL     PRICE      EXPIRATION    -----------------------
           NAME              (#)(1)      YEAR(2)     ($/SH)(3)      DATE         5%($)        10%($)
-------------------------- ----------  -----------   --------    -----------   ---------     ---------
Ray Stata.................   200,000       5.2%        16.25      11/27/05     2,043,908     5,179,663
Jerald G. Fishman.........   300,000       7.8%        16.25      11/27/05     3,065,861     7,769,494
Brian P. McAloon..........    40,000       1.0%        16.25      11/27/05       408,782     1,035,933
Joseph E. McDonough.......    40,000       1.0%        16.25      11/27/05       408,782     1,035,933
David D. French...........    30,000       0.8%        16.25      11/27/05       306,586       776,949

---------------

(1) Represents options granted pursuant to the Company's 1988 Stock Option Plan. The option granted to Mr. Fishman first becomes exercisable in its entirety on the fifth anniversary of the date of grant. Options granted to Messrs. Stata, McAloon, McDonough and French become exercisable on a cumulative basis with respect to one-third of the shares subject to the option on each of the third, fourth and fifth anniversaries of the date of grant.

(2) Calculated based on an aggregate of 3,838,966 options granted under the Company's 1988 Stock Option Plan to employees during fiscal 1996.

(3) The exercise price is equal to the fair market value of the Company's Common Stock on the date of grant.

(4) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the Commission and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock.

Option Exercises and Year-End Values


     The following table sets forth certain information concerning each exercise of stock options during fiscal 1996 by each of the Named Executive Officers and the number and value of unexercised options held by each of the Named Executive Officers at the end of fiscal 1996.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                      VALUE OF
                                                                NUMBER OF           UNEXERCISED
                                                               UNEXERCISED          IN-THE-MONEY
                                                                 OPTIONS              OPTIONS
                                     SHARES                     AT FISCAL        AT FISCAL YEAR-END
                                    ACQUIRED                    YEAR-END               ($)(2)
                                       ON         VALUE     -----------------   --------------------
                                    EXERCISE    REALIZED      EXERCISABLE/          EXERCISABLE/
               NAME                    (#)       ($)(1)       UNEXERCISABLE        UNEXERCISABLE
----------------------------------  ---------   ---------   -----------------   --------------------
Ray Stata.........................        --           --   200,000/  810,000   3,374,000/ 8,293,500
Jerald G. Fishman.................   205,982    3,683,758   114,018/1,010,000   1,923,490/10,446,500
Brian P. McAloon..................    14,998      266,905    10,002/  200,000     168,734/ 1,956,050
Joseph E. McDonough...............    18,999      350,491    15,000/  170,000     257,000/ 1,610,600
David D. French...................         0            0    20,000/  160,000     337,400/ 1,571,500

---------------

(1) Value represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.


(2) Value of unexercised in-the-money options represents the difference between the closing price of the Company's Common Stock on the last business day of fiscal 1996 and the exercise price of the option, multiplied by the number of shares subject to the option.


SEVERANCE AND OTHER AGREEMENTS

     The Company has Employee Retention Agreements (the "Agreements") with each of its 12 current executive officers and with 25 additional key managers. The Agreements are automatically extended on an annual basis unless the Company provides at least three months' notice that the Agreements will not be extended. The Agreements provide for severance benefits if either (i) the employment of the employee is terminated by the Company (other than for cause or by reason of his death or disability) or by the employee for Good Reason (as defined in the Agreements) within 24 months after a Change in Control (as defined in the Agreements) which is approved by the Board of Directors; or (ii) the employment of the employee terminates or is terminated for any reason (other than for cause or by reason of his death or disability) within

12 months after a Change in Control which is not approved by the Board of Directors. Each Agreement provides that, in the event of a Potential Change in Control (as defined in the Agreements), the employee may not voluntarily resign as an employee, subject to certain conditions, for at least six months after the occurrence of such Potential Change in Control.

     The Agreements provide for the following severance benefits: (i) a lump-sum payment equal to 200% of the sum of the employee's annual base salary plus the aggregate cash bonuses paid or awarded to him in respect of the four fiscal quarters preceding his termination (299% in the case of 11 of the 37 employees who are parties to such agreements, including Messrs. Stata, Fishman, McAloon, McDonough and French); and (ii) the continuation of life, disability, dental, accident and group health insurance benefits for a period of 24 months. In addition, to the extent that payments to the employee pursuant to his Agreement (together with any other payments or benefits, such as the accelerated vesting of stock options or restricted stock awards, received by the employee in connection with a Change in Control) would result in the triggering of the provisions of Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Agreement provides for the payment of an additional amount such that the employee receives, net of excise taxes, the amount he would have been entitled to receive in the absence of the excise tax provided in
Section 4999 of the Code.

     The Company's Employee Change in Control Severance Policy and Senior Management Change in Control Severance Policy provide each employee of the Company (other than those who are party to the Agreements) with a lump-sum severance payment, based on length of service with the Company, in the event of the termination of his or her employment under certain circumstances within 18 months after a Change in Control (as defined in such policies). Such severance payments range from a minimum of two weeks of annual base salary (for an hourly employee with less than five years of service) to a maximum of 104 weeks of base salary plus an amount equal to the aggregate cash bonuses paid or awarded to the employee in respect of the four fiscal quarters preceding termination (for a senior management employee with at least 21 years of service).

     On September 14, 1994, the Company amended the stock option grants and restricted stock awards previously made to Mr. Fishman, the Company's President and Chief Executive Officer, to provide that if the Company terminates Mr. Fishman's employment prior to September 15, 1999 for any reason other than cause, death or disability, all then unexercisable options and/or unvested restricted shares would become fully exercisable and vested.

     In addition to the foregoing agreements and policies, the Company's stock option and restricted stock plans provide for immediate vesting of all outstanding options and awards upon any Change in Control (as defined in such plans) of the Company.

REPORT OF THE COMPENSATION COMMITTEE

     The Company's executive compensation program is designed to attract, retain and reward executives who are responsible for leading the Company in achieving its business objectives. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards and stock option grants and restricted stock awards. All executive officers are reviewed by the full Board of Directors. This report is submitted by the Compensation Committee and addresses the Compensation policies for fiscal 1996 as they affected Mr. Stata, in his capacity as Chairman of the Board and Chief Executive Officer of the Company, and other executive officers of the Company.

  Compensation Philosophy

     The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

     In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

Executive Compensation Program

     Annual compensation for the Company's executives consists principally of base salary, cash bonus and stock options and restricted stock awards.

     -  CASH COMPENSATION

          Annual cash compensation consists of two elements -- base salary and bonus. In setting the annual cash compensation for Company executives, the Compensation Committee reviews compensation for comparable positions in a group of approximately 20 companies selected by the Committee for comparison purposes. Most of these companies are engaged in the manufacture and sale of semiconductor devices, instruments and computer software. The Company also regularly compares its pay practices with other leading companies through reviews of survey and proxy data.

          Increases in annual base salary are based on a review and evaluation of the performance of the operation or activity for which the executive has responsibility, the impact of that operation or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both within and outside the Company.

          The cash bonus is tied directly to financial performance targets approved by the Board of Directors. The ratio of bonus ("variable" pay) to base salary ("fixed" pay) varies significantly across the levels in the organization to reflect the ability of the individual to impact the performance of the Company and to absorb the risk of variable pay. The cash bonus is dependent solely on corporate performance.

          All of the Company's employees, including its executive officers, participated in the Company's bonus plan (the "Bonus Plan") in fiscal 1996, except those employees on commission plans or in some non-U.S. locations. The purpose of the Bonus Plan is to recognize and reward the contribution of all employees in achieving the Company's goals and objectives. In fiscal 1996 the Bonus Plan provided for the payment of a semi-annual cash bonus based on the Company's attainment of specified Operating Profit Before Taxes ("OPBT") levels. No bonus is payable if the Company's performance falls below a predetermined OPBT threshold. To the extent OPBT exceeds this threshold, the bonus payments are increased. Each employee, including executives, is assigned a Bonus Target, calculated as a percentage of such employee's base earnings, determined by comparing competitive data and position. Depending on

     OPBT levels achieved, the cash bonus is paid as a multiple of the Bonus Target, ranging from zero to a maximum of two.

     -  EQUITY OWNERSHIP

          Total compensation at the executive level also includes long-term incentives afforded by stock options and restricted stock awards. The purpose of the Company's stock ownership program is to (i) reinforce the mutuality of long term interests between employees and the stockholders; and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors, mostly engineers, who are essential to the Company's success.

          The design of the Company's stock programs includes long vesting periods to optimize the retention value of these options and to orient the Company's managers to longer term success. Generally, stock options vest one-third after three years from date of grant, two-thirds after four years and 100% after five years. Restricted stock awards vest 100% after five years. Generally, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards. While the Company believes that these longer vesting periods are in the best interest of stockholders, they tend to increase the number of options outstanding compared to companies with shorter vesting schedules. The size of stock option awards is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. The exercise price of options granted by the Company is set at 100% of the fair market value per share on the date of grant.

          The Company's 1991 Restricted Stock Plan ("Restricted Stock Plan") provides for the award of restricted stock for a nominal, if any, purchase price. Shares purchased under the plan are subject, for a period of five years (the "Restricted Period"), to certain restrictions upon transfer and provisions relating to forfeiture in the event of termination of employment. If the employment of a recipient of an award is terminated prior to the end of the Restricted Period for any reason other than death or disability, all shares of Common Stock covered by the award shall be offered promptly for resale by the recipient to the Company at the original purchase price per share. Since the restricted shares are issued at nominal consideration, the entire value of the shares will constitute additional compensation to the individual at the time of vesting.

  Chairman and Chief Executive Officer Fiscal 1996 Compensation

     Mr. Stata, in his capacity as Chairman and Chief Executive Officer, was eligible to participate in the same executive compensation program available to the Company's other senior executives. The Compensation Committee has set Mr. Stata's total annual compensation, including compensation derived from the Company's bonus program and stock option program, at a level it believes to be competitive with other companies in the industry.

     During fiscal 1996, Mr. Stata's annual base salary was $595,350. He was awarded a fiscal 1996 bonus of $680,419 which represented approximately 190% of his Bonus Target (based on 60% of his base salary received during fiscal 1996) and reflected the Company's attainment of OPBT of 19.0% for the entire fiscal year.

  Compliance with Internal Revenue Code Section 162(m)


     Section 162(m) of the Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has limited the number of shares subject to stock options which may be granted to Company employees in a manner that complies with the performance-based requirements of Section 162(m). While the Committee does not currently intend to qualify either the Bonus Plan or the Restricted Stock Plan as a performance-based plan, it will continue to monitor the impact of Section 162(m) on the Company.

                                            Compensation Committee,

                                            Mr. Gordon C. McKeague
                                            Mr. Lester C. Thurow
                                            Mr. Samuel H. Fuller

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. McKeague, Thurow and Fuller.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely on its review of copies of reports filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or written representations from persons required to file such reports ("Reporting Persons"), the Company believes that, except as follows, all such filings required to be made by such Reporting Persons were timely made in accordance with the requirements of the Exchange Act. In January 1997, Mr. McDonough filed an amended Form 4 for the month of September 1996 reporting a transaction which occurred in September 1996.

STOCK PERFORMANCE GRAPH

     The following graph compares cumulative total stockholder return on the Company's Common Stock since October 31, 1991 with the cumulative total return for the Standard & Poor's 500 Index and the Standard & Poor's High Technology Composite Index. This graph assumes the investment of $100 on October 31, 1991 in the Company's Common Stock, the Standard & Poor's 500 Index and the Standard & Poor's High Technology Composite Index and assumes dividends are reinvested. Measurement points are at October 31 for each respective year.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
                 AMONG ANALOG DEVICES, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX

                                                                S & P
      MEASUREMENT PERIOD        ANALOG                        TECHNOLOGY
    (FISCAL YEAR COVERED)     DEVICES, INC.   S & P 500        SECTOR
10/91                            100             100             100
10/92                            128             110             101
10/93                            237             126             125
10/94                            381             131             152
10/95                            578             166             231
10/96                            624             206             279



             APPROVAL OF AMENDMENT TO THE ARTICLES OF ORGANIZATION

     On December 3, 1996, the Board of Directors of the Company unanimously voted to recommend to the stockholders that the Company's Restated Articles of Organization be amended to increase the number of authorized shares of Common Stock from 450,000,000 shares to 600,000,000 shares and declared a four-for-three split of the issued shares of the Company's Common Stock. The stock split was effected as a 33 1/3% Common Stock dividend distributed by the Company on January 6, 1997 to stockholders of record December 16, 1996.

     The authorized Common Stock of the Company currently consists of 450,000,000 shares, $.16 2/3 par value per share, of which 159,479,013 shares were outstanding as of December 31, 1996, approximately 28,157,320 shares were reserved for issuance pursuant to the Company's stock option plans, stock purchase plans and other employee benefit plans; 10,984,970 shares were reserved for issuance upon conversion of the Company's 3 1/2% Convertible Subordinated Notes due 2000; and 198,621,303 shares were reserved for issuance upon exercise of Rights in connection with the Company's Shareholder Rights Plan. The Board of Directors believes that the authorization of additional shares of Common Stock is desirable to provide shares for issuance in connection with possible future stock dividends, future financings, joint ventures, acquisitions or other general corporate purposes. However, there is no existing plan, understanding or agreement for the issuance of any shares of Common Stock with the exception of the shares of Common Stock available for issuance described above. If the amendment is adopted by the stockholders, the Board of Directors will have authority to issue shares of Common Stock without the necessity of further stockholder action. Holders of the Common Stock have no preemptive rights with respect to any shares which may be issued in the future.

BOARD RECOMMENDATION

     The Board of Directors believes the adoption of this amendment is in the best interests of the Company and its stockholders and recommends a vote FOR the adoption of this proposed amendment.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors, on the recommendation of its Audit Committee, has selected the firm of Ernst & Young LLP, independent auditors, as auditors of the Company for the fiscal year ending November 1, 1997. Although stockholder approval of the Board of Directors' selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Meeting, the Board of Directors will reconsider its selection of Ernst & Young LLP.

     Representatives of Ernst & Young LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Meeting. However, if any other matters are properly presented to the Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist with the solicitation of proxies. The Company expects to pay CIC less than $10,000 for such services. In addition to solicitations by mail, CIC and the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING


     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Norwood, Massachusetts not later than October 10, 1997 for inclusion in the proxy statement for that meeting.


                                            By Order of the Board of Directors,

                                             PAUL P. BROUNTAS, Clerk


February 7, 1997


     THE MANAGEMENT HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                 [FORM OF PROXY]

     PROXY

                              ANALOG DEVICES, INC.

               Annual Meeting of Stockholders - March 11, 1997

     The undersigned, revoking all prior proxies, hereby appoints Ray Stata, Jerald G. Fishman and Paul P. Brountas, and each of them, with full power of substitution, as proxies to represent and vote as designated hereon, all shares of stock of Analog Devices, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the Hilton at Dedham Place, 25 Allied Drive, Dedham, Massachusetts 02026, on Tuesday, March 11 1997 at 10:00 a.m.(Local Time) and any adjournment thereof.

     IN THEIR DESCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, OR ANY ADJOURNMENT THEREOF.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                  (Continued and to be signed on reverse side)

PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POST-PAID RETURN ENVELOPE.

                                                                     SEE REVERSE
                                                                         SIDE

     /X/  Please mark votes as in this example


     UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN FAVOR OR THE PROPOSALS SET FORTH BELOW.

1.   Election of Class I Directors (for all nominees except as marked below)

     NOMINEES: Joel Moses, Lester C. Thurow and Charles O. Holliday, Jr.

              FOR              WITHHELD
              / /                / /


                     --------------------------------------
                     For all nominees except as noted above

2. To approve an amendment to the Company's Articles of Organization increasing the number of authorized shares of Common Stock from 450,000,000 to 600,000,000 shares.

              / / FOR              / / AGAINST             / / ABSTAIN


3. To ratify the selection of Ernst & Young LLP as independent auditors for the fiscal year ending November 1 1997.

              / / FOR              / / AGAINST             / / ABSTAIN

4. To transact such other business as may properly come before the meeting or any adjournment thereof.

              / / FOR              / / AGAINST             / / ABSTAIN


     MARK HERE FOR                 MARK HERE IF YOU
     ADDRESS CHANGE                PLAN TO ATTEND
     AND NOTE AT LEFT / /            THE MEETING / /

     Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.

Signature:                                        Date:
          -------------------------------------        ---------------------

Signature:                                        Date:
          -------------------------------------        ---------------------